Exhibit 10.38

Alloy, Inc.

Offer Letter

February 20, 2006

Gary J. Yusko

9 Nottingham Road

Livingston, NJ 07039

Dear Gary:

On behalf of Alloy, Inc. (the “Company”), I am very pleased to provide you with the terms and conditions of your employment by Company. The following sets forth the proposed terms and conditions of the Company’s offer to employ you. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.

1. Position: Your initial position will be Chief Financial Officer based out of our office located in New York, NY. Your location is subject to change at the discretion of the Company. Should a location change be greater than 60 miles from its current New York City location, the Company will pay for normal and reasonable re-location costs. As the Company’s employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you by the Company. In addition to your primary duties, you shall perform such other services for the Company as may be reasonably assigned to you from time to time by the Company consistent with your CFO position. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company. You acknowledge that you will be named as an “Executive Officer” as well as the Company’s Principal Accounting Officer and Principal Financial Officer in the filings made by the Company pursuant to the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such you will be subject to various requirements and restrictions imposed on executive officers by the Exchange Act and Company policies, including the reporting requirements of Section 16(a) of the Exchange Act, the “short-swing” profit rules of Section 16(b) of the Exchange Act and the policies about trading in Company securities set forth in the “Securities Trades By Alloy, Inc. Personnel” policy statement.

2. Starting Date/Nature of Relationship: If you accept this offer, your employment with the Company shall commence on March 6, 2006. Except as expressly set forth herein, this letter does not create an employment contract or other agreement and is not a promise of employment for a specific period of time.

151 W 26th Street • New York, New York 10001 • 212.244.4307 • 212.329.8444 [fax] • www.alloymarketing.com

You understand that your employment is at-will and either party may terminate the relationship with or without cause at any time.

3. Compensation and Benefits: Your initial base pay shall be $242,000 per annum, ($9,307.69 on a bi-weekly basis). This level of base pay will be reviewed at least annually.

(a) In addition to your compensation, you will be eligible to receive a bonus tied to profit improvement and split 50/50 between cash and restricted stock with such restricted stock subject to the Company having a right of repurchase which right lapses equally over a three year period. Any restricted stock issuance shall be subject to the plan under which such restricted stock was issued and shall be contingent upon you executing a restricted stock agreement with the Company.

(b) In addition, you shall receive an initial grant of 55,000 stock options with a 10-year term. These options will vest one-third per year on the anniversary date of the date of grant, will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and shall be subject to the terms and conditions of the plan under which they were issued.

(c) If the Company terminates you without Cause (as hereinafter defined), you will be eligible for 1 year’s base salary as severance. In addition, any options that have been allocated but not vested would become immediately exercisable and any restricted stock that has been issued, but still subject to rights of repurchase will continue to vest on its regular schedule.

(d) In addition to your compensation, you will be entitled to receive the various benefits offered by the Company to its employees. Benefits offered may be modified or changed from time to time at the discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document. Should you ever have any questions, you should ask Alloy’s Human Resources Department for a copy of the applicable plan document.

(e) If there is a Change of Control (as hereinafter defined) and subsequent to that Change of Control the Company significantly reduces your role or responsibilities then you would be eligible for 1 year’s base salary as severance should you decide to resign. In addition, in this scenario any options that have been allocated but not vested would become immediately exercisable and any restricted stock that has been issued, but still subject to rights of repurchase will continue to vest on its regular schedule.

Definition of “Cause”. For the purposes of this Agreement, “Cause” shall mean (i) you have willfully failed, refused or habitually neglected to carry out or to perform the reasonable duties required of you hereunder and such performance continues for a period of more than 30 days after notice has been provided to

151 W 26th Street • New York, New York 10001 • 212.244.4307 • 212.329.8444 [fax] • www.alloymarketing.com you; (ii) your conviction of a felony or a crime involving moral turpitude, either in connection with the performance of your obligations to the Company or which otherwise shall adversely affect your ability to perform such obligations, shall materially adversely affect the business activities, reputation, goodwill or image of the Company; or (iii) breach of the terms of the Non-Competition Agreement between the Company and you dated as of the same date (the “Non-Competition Agreement”).

Definition of “Change of Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (ii) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

4. Confidentiality: The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of this offer of employment and your subsequent employment, you are required to sign the Non-Competition Agreement enclosed with this letter.

5. Miscellaneous: This letter, together with the Agreement, constitutes our entire offer regarding the terms and conditions of your employment by the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York, without giving effect to its principles of conflicts of laws. By accepting this offer of employment, you expressly agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury. Company and/or Alloy reserves the right to alter any of the terms of employment set forth in this letter as needed except the Company can not reduce the initial base salary, or eliminate provision 3 (c) and 3 (e) of this letter.

151 W 26th Street • New York, New York 10001 • 212.244.4307 • 212.329.8444 [fax] • www.alloymarketing.com

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and the Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein.

I am delighted to offer you the opportunity to join our Company, and we look forward to your joining us.

ALLOY, INC.

By:	/s/ James Johnson
James Johnson – COO

Accepted and Agreed:

By:	/s/ Gary J. Yusko
	Print Name:	Gary J. Yusko

Date: 3/1/06

151 W 26th Street • New York, New York 10001 • 212.244.4307 • 212.329.8444 [fax] • www.alloymarketing.com